                                                                    Exhibit 99.2


                    Press Release issued on October 1, 1998

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
Exercise of Option to
Increase Interest in Unit of         Michael Rubin
Hudson General Corporation           President                   October 1, 1998


                  Great Neck, New York - October 1, 1998 - Hudson General Corporation announced today that LAGS (USA) Inc. (an indirect wholly-owned subsidiary of Deutsche Lufthansa AG) gave notice of exercise of its option to increase LAGS' interest in Hudson General LLC from 26% to 49% (the "Option"). The exercise price of the Option is approximately $29,600,000 and is to be paid by LAGS (USA) at a closing expected to occur on or about November 2, 1998. LAGS (USA) is not acquiring any securities of Hudson General Corporation.

                  LAGS (USA) Inc. is a direct wholly-owned subsidiary of Lufthansa Airport and Ground Services GmbH, and was granted the Option under the terms of the Unit Purchase and Option Agreement dated February 27, 1996 pursuant to which it acquired its initial 26% interest in Hudson General LLC. After giving effect to the exercise of the Option, LAGS (USA) will have a 49% interest, and Hudson General Corporation will have a 51% interest, in Hudson General LLC.

                  Hudson General Corporation, through Hudson General LLC, provides various services at airports throughout the United States and Canada. Hudson General Corporation is also a participant in a joint venture to develop 4,000 acres of land in Hawaii.

                  Hudson General Corporation shares are traded on the American Stock Exchange under the ticker symbol HGC.

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